Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-232144

Dated March 3, 2020

STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index
Issuer	Barclays Bank PLC (“Barclays”)
Principal Amount	$10.00 per unit
Term	Approximately six years, if not called
Market Measure	S&P 500® Index (Bloomberg symbol: “SPX”)
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Observation Dates	Approximately one, two, three, four, five and six years after the pricing date
Call level	100% of the Starting Value
Call Premium	[$10.75 to $10.85] if called on the first Observation Date, [$11.50 to $11.70] if called on the second Observation Date, [$12.25 to $12.55] if called on the third Observation Date, [[$13.00 to $13.40] if called on the fourth Observation Date, [$13.75 to $14.25] if called on the fifth Observation Date, [$14.50 to $15.10] if called on the final Observation Date, each to be determined on the pricing date.
Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/312070/000095010320004173/dp122797_424b2-3024baml.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•      If your notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

•      Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power or any other resolution measure by the relevant U.K. resolution authority. If Barclays becomes insolvent, is unable to pay its obligations, or any other resolution measure is exercised, you may lose your entire investment.

•      Your investment return is limited to the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Market Measure.

•      The initial estimated value of the notes on the pricing date will be less than their public offering price.

•      If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•      You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Barclays Bank PLC (Barclays) has filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that Barclays has filed with the SEC for more complete information about Barclays and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Barclays’s Central Index Key, or CIK, on the SEC website is 312070. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. Barclays faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.